Exhibit 99.1
Expedia, Inc. Reports Third Quarter 2008 Results
BELLEVUE, Wash.—October 30, 2008—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its third quarter ended September 30, 2008.
“Yes, it’s a difficult environment, but that’s everyone’s news, and for travel any predictions about its depth or duration would be foolish,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “What is important for shareholders of Expedia to know is that the Company is well capitalized, focused only on operating its sole travel services business, with no distractions, and a conviction that it will emerge stronger in every line of its business.”
“Our sixth consecutive quarter of double digit room night growth and a robust advertising and media business drove respectable 10% revenue growth in this challenging environment,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “Because the economic turmoil caused a broad pull back in travel spend in September and October, we have adjusted our investment and spending levels, and will push for further efficiencies in the fourth quarter and beyond as we look for maximum return for every dollar that we spend.”
Financial Summary & Operating Metrics (figures in MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 9.30.08	Ended 9.30.07	Growth
Transactions	12.6	11.9	6%
Gross bookings	$5,412.8	$5,057.8	7%
Revenue	833.3	759.6	10%
Revenue margin	15.40%	15.02%	+38bps
Gross profit	656.3	608.5	8%
Operating income before amortization* (“OIBA”)	230.8	212.8	8%
Operating income	199.6	179.8	11%
Adjusted net income *	118.3	123.9	(5%)
Net income	94.8	99.6	(5%)
Adjusted EPS *	$0.39	$0.39	—
Diluted EPS	$0.33	$0.32	3%
Net cash provided by (used in) operating activities	(103.5)	42.7	NA
Free cash flow *	(151.8)	24.1	NA

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 16-18 herein for an explanation of non-GAAP measures used throughout this release. Effective Q108 we amended our definition of Adjusted net income and Adjusted EPS.

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Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 7% for the third quarter of 2008 compared with the third quarter of 2007. North America bookings increased 1%, Europe bookings increased 18% (13% excluding the net benefit from foreign exchange) and Other bookings (primarily Egencia™ and our Asia Pacific operations) increased 25%.
Revenue increased 10% for the third quarter, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue. North America revenue increased 7%, Europe revenue increased 16% (10% excluding foreign exchange) and Other revenue increased 24%.
Worldwide merchant hotel revenue increased 7% for the third quarter due to a 15% increase in room nights stayed, including rooms delivered as a component of packages, partially offset by a 6% decrease in revenue per room night.
Worldwide air revenue decreased 7% for the third quarter due to a 5% decrease in air tickets sold and a 2% decrease in revenue per air ticket.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services, agency hotel and cruises) increased 27% for the third quarter due primarily to increased revenue from our advertising and media and agency hotel businesses. Package revenue decreased 5% for the quarter primarily due to weakness in key North American package markets such as Las Vegas and Hawaii.
Revenue as a percentage of gross bookings (“revenue margin”) was 15.40% for the third quarter, an increase of 38 basis points. North America revenue margin increased 80 basis points to 15.99%, Europe revenue margin decreased 40 basis points to 16.64%, and Other revenue margin decreased 7 basis points to 9.01%. Worldwide and North America revenue margins increased primarily from growth of advertising and media revenue. The decrease in the Europe revenue margin was primarily driven by the impact on revenue from currency depreciation in the British pound during the quarter. In addition, revenue margins were higher due to slower bookings growth late in the third quarter of 2008 compared to the prior year period.
Profitability
Gross profit for the third quarter of 2008 was $656 million, an increase of 8% compared with the third quarter of 2007 primarily due to increased revenue, partially offset by a lower gross margin primarily related to our gas card promotion.
OIBA for the third quarter increased 8% to $231 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 32 basis points to 27.69%, primarily reflecting higher growth in technology and content expenses excluding stock-based compensation as a percentage of revenue. Operating income increased 11% to $200 million primarily due to the same factors driving OIBA, as well as lower intangible amortization as a percentage of revenue.
Adjusted net income for the third quarter decreased $6 million and net income decreased $5 million compared to the prior year period due primarily to a $21 million foreign exchange loss from holding Euros in order to economically hedge the purchase price of an acquisition and higher net interest expense resulting from $400 million of new notes issued in June 2008. These were partially offset by higher OIBA and operating income. Third quarter adjusted EPS and diluted EPS were $0.39 and $0.33, compared to $0.39 and $0.32, respectively, in the prior year. The EPS impact from decreases in adjusted net income and net income were offset by declines in weighted average shares outstanding.
Cash Flows & Working Capital
For the nine months ended September 30, 2008, net cash provided by operating activities was $768 million and free cash flow was $649 million. Both measures include $308 million from net changes in operating assets and liabilities, primarily driven by our merchant hotel business. Free cash flow decreased $259 million from the prior year period primarily due to decreased net changes in operating assets and liabilities (primarily from slower bookings growth and to a lesser extent faster hotelier payment processing), increased capital expenditures and higher cash taxes, offsetting increased OIBA.

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Recent Highlights
Global Presence
•	Gross bookings from Expedia, Inc.’s international businesses were $1.92 billion in the third quarter, accounting for 35% of worldwide bookings, up from 31% in the prior year period. Revenue from international businesses was $304 million in the third quarter, or 36% of worldwide revenue, up from 33% in the prior year period.

•	TripAdvisor® launched www.tripadvisor.in, with localized features, reviews and recommendations providing comprehensive travel information to India-based travelers. In addition, Cleartrip.com, an India-based online travel agency, began integrating TripAdvisor hotel ratings and reviews.

•	hotels.com® continued its expansion in the Asia Pacific region with the launch of local language sites in Hong Kong, Japan, and Korea.

•	Expedia completed the acquisition of Venere SpA, expanding its European, Middle Eastern and African lodging footprint by over 10,000 properties, and adding an agency model booking option for hotel suppliers.
Brand Portfolio
•	AARP selected Expedia® Travel Network to provide its over 40 million members with exclusive travel booking services and other travel-related benefits. The new travel center, at www.expedia-aarp.com, features no airline booking fees, hotel and car rental discounts through AARP preferred chains and vacation package discounts.

•	Expedia, the Official Travel Team of the NFL, kicked off the Go Like ProTM campaign with unique travel options for NFL cities and other popular destinations. The program showcases personal travel tips on uniquely designed Expedia pages from Matt Hasselbeck of the Seattle Seahawks and Jason Campbell of the Washington Redskins.

•	Classic Vacations® was awarded “Best FIT/Custom Tour Operator” by leading luxury travel network Virtuoso for excellence in creating exceptional vacation experiences.

•	hotels.com was named a winner of Budget Travel magazine’s 2008 Extra Mile Awards for its new loyalty program, welcomerewardsTM, which awards one free night’s stay for every 10 nights booked at hotels.com.

•	TripAdvisor purchased a majority stake in FlipKeyTM, a leading vacation rental listing and review site.
Content & Innovation
•	Hotwire® launched a local car rental offering, enabling travelers to pick up their rental cars at non-airport locations across the country.

•	Expedia launched flight booking services on Expedia.co.in, providing access to international airfares from more than 70 airlines worldwide to travelers in India. The launch also included Dynamic Packaging Technology, providing significant savings to customers when booking two travel products together.

•	Egencia launched its Egencia Promise in Europe, part of its global initiative to deliver value, savings and service, including a best price guarantee for flights.

Partner Services Group (“PSG”)

•	Expedia signed long-term, strategic agreements with Carlson Hospitality Corporation, Destination Hotels & Resorts, Marriott International, and Red Lion Hotels Corporation, making their hotel rooms available on Expedia and hotels.com worldwide points of sale.

•	Expedia continued to grow its European hotel base, adding over 2,700 merchant properties during the third quarter. Expedia’s worldwide merchant hotel portfolio features nearly 46,000 properties, including over 25,000 hotels in the Americas, over 18,000 in Europe, the Middle East & Africa, and over 2,000 in the APAC region.

•	Expedia signed a multi-year strategic agreement with Virgin America, making all fares, schedules, and inventory available on Expedia.com. Virgin America flights are also available to managed business travel clients of Egencia™.

•	Expedia expanded its international low cost carrier offering, signing agreements with Windjet and Vueling in Europe, Virgin Blue in Australia as well as Chinese carrier Hainan Airlines.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$833,337	$759,596	$2,316,202	$2,000,030
Cost of revenue (1)	177,001	151,053	497,818	415,997

Gross profit	656,336	608,543	1,818,384	1,584,033

Operating expenses:
Selling and marketing (1)	298,858	279,341	885,530	757,514
General and administrative (1)	90,585	83,365	263,665	235,261
Technology and content (1)	51,480	47,452	156,526	131,215
Amortization of intangible assets	15,827	18,613	52,538	59,312

Operating income	199,586	179,772	460,125	400,731

Other income (expense):
Interest income	7,428	12,888	24,616	30,709
Interest expense	(20,061)	(13,940)	(49,103)	(35,018)
Other, net	(23,243)	(13,894)	(32,014)	(13,453)

Total other expense, net	(35,876)	(14,946)	(56,501)	(17,762)

Income before income taxes and minority interest	163,710	164,826	403,624	382,969
Provision for income taxes	(69,223)	(65,542)	(164,139)	(153,230)
Minority interest in loss of consolidated subsidiaries, net	337	311	2,734	768

Net income	$94,824	$99,595	$242,219	$230,507

Net earnings per share available to common stockholders:
Basic	$0.33	$0.34	$0.85	$0.77
Diluted	0.33	0.32	0.83	0.72

Shares used in computing earnings per share:
Basic	286,674	292,171	285,930	300,959
Diluted	291,724	312,756	293,256	318,848

(1) Includes stock-based compensation as follows:
Cost of revenue	$510	$550	$1,754	$2,079
Selling and marketing	2,541	2,729	9,116	8,768
General and administrative	9,235	7,683	26,203	22,356
Technology and content	3,081	3,455	10,954	11,046

Total stock-based compensation	$15,367	$14,417	$48,027	$44,249

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$659,671	$617,386
Restricted cash and cash equivalents	7,056	16,655
Accounts receivable, net of allowance of $9,092 and $6,081	351,255	268,008
Prepaid merchant bookings	99,510	66,778
Prepaid expenses and other current assets	168,298	76,828

Total current assets	1,285,790	1,045,655
Property and equipment, net	242,233	179,490
Long-term investments and other assets	81,966	93,182
Intangible assets, net	1,075,373	970,757
Goodwill	6,303,867	6,006,338

TOTAL ASSETS	$8,989,229	$8,295,422

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$768,111	$704,044
Accounts payable, other	198,685	148,233
Deferred merchant bookings	844,291	609,117
Deferred revenue	15,689	11,957
Accrued expenses and other current liabilities	224,123	301,001

Total current liabilities	2,050,899	1,774,352
Long-term debt	894,421	500,000
Credit facility	250,000	585,000
Deferred income taxes, net	389,590	351,168
Other long-term liabilities	236,880	204,886
Minority interest	57,857	61,935

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	339	337
Authorized shares: 1,600,000
Shares issued: 339,376 and 337,057
Shares outstanding: 261,268 and 259,489
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	5,967,686	5,902,582
Treasury stock — Common stock, at cost	(1,730,945)	(1,718,833)
Shares: 78,109 and 77,568
Retained earnings	844,423	602,204
Accumulated other comprehensive income	28,053	31,765

Total stockholders’ equity	5,109,582	4,818,081

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,989,229	$8,295,422

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2008	2007
Operating activities:
Net income	$242,219	$230,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	54,935	43,381
Amortization of intangible assets and stock-based compensation	100,565	103,561
Deferred income taxes	(9,547)	(3,297)
(Gain) loss on derivative instruments assumed at Spin-Off	(4,600)	5,938
Equity in loss of unconsolidated affiliates	558	3,848
Minority interest in loss of consolidated subsidiaries, net	(2,734)	(768)
Foreign exchange (gain) loss on cash and cash equivalents, net	55,974	(18,669)
Realized loss on foreign currency forwards	20,234	—
Other	1,886	3,362
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(45,655)	(94,431)
Prepaid merchant bookings and prepaid expenses	(54,845)	(38,674)
Accounts payable, merchant	64,397	221,084
Accounts payable, other, accrued expenses and other current liabilities	105,248	154,180
Deferred merchant bookings	235,260	351,969
Deferred revenue	3,634	3,365

Net cash provided by operating activities	767,529	965,356

Investing activities:
Capital expenditures, including internal-use software and website development	(118,984)	(57,620)
Acquisitions, net of cash acquired	(529,414)	(59,622)
Reclassification of Reserve Primary Fund holdings	(80,360)	—
Net settlement of foreign currency forwards	(20,234)	—
Changes in long-term investments and deposits	8,275	(29,677)
Proceeds from sale of business to a related party	1,624	—

Net cash used in investing activities	(739,093)	(146,919)

Financing activities:
Credit facility borrowings	340,000	650,000
Credit facility repayments	(675,000)	(150,000)
Proceeds from issuance of long-term debt, net of issuance costs	392,386	—
Changes in restricted cash and cash equivalents	8,044	(10,630)
Proceeds from exercise of equity awards	6,348	45,398
Excess tax benefit on equity awards	3,154	2,676
Treasury stock activity	(12,575)	(1,396,012)
Other, net	—	(844)

Net cash provided by (used in) financing activities	62,357	(859,412)
Effect of exchange rate changes on cash and cash equivalents	(48,508)	24,232

Net increase (decrease) in cash and cash equivalents	42,285	(16,743)
Cash and cash equivalents at beginning of period	617,386	853,274

Cash and cash equivalents at end of period	$659,671	$836,531

Supplemental cash flow information
Cash paid for interest	$48,959	$41,381
Income tax payments, net	124,232	69,751

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are generally recognized at the time the reservation is booked and primarily relate to air transactions.

•	Merchant bookings accounted for 43% and 44% of total gross bookings in the third quarters of 2008 and 2007, respectively.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call and data centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 21.2% of revenue for the third quarter of 2008 compared to 19.9% in the prior year period. Excluding stock-based compensation, cost of revenue was 21.2% of revenue for the third quarter of 2008 compared to 19.8% in the prior year period. Cost of revenue increased as a percentage of revenue due primarily to our gas card promotion.

•	Cost of revenue includes depreciation expense of $4 million for the third quarters of 2008 and 2007.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the third quarter of 2008 and 2007 were as follows (some numbers may not add due to rounding):

	Operating Expenses			As a % of Revenue
	Three months ended			Three months ended
	September 30,			September 30,
						∆ in
	2008	2007	Growth	2008	2007	bps
Selling and marketing	$296.3	$276.6	7%	35.6%	36.4%	(86)
General and administrative	81.4	75.7	7%	9.8%	10.0%	(20)
Technology and content	48.4	44.0	10%	5.8%	5.8%	2

Total operating expenses	$426.1	$396.3	8%	51.1%	52.2%	(104)
Operating expenses include $15 million of depreciation expense for the third quarter of 2008, and $11 million for the comparable prior year period. The increase primarily relates to higher technology and content depreciation expense related to capitalized software.
Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to search engine marketing, brand advertising (primarily television), online advertising and our private label and affiliate programs.

o	Approximately 23% and 21% of selling and marketing expense in the third quarters of 2008 and 2007 relate to indirect expenses, including personnel-related costs in PSG, the TripAdvisor Media Network and Europe.

o	The 7% increase in selling and marketing expense in the third quarter was primarily due to increased personnel costs at TripAdvisor, PSG, Egencia and our North America media solutions businesses. In addition, increases in direct spend at our Europe and APAC businesses were partially offset by decreases for both Expedia.com and hotels.com in North America.

o	We expect selling and marketing expense to increase as a percentage of revenue in 2008 compared to 2007 as we invest in our higher growth and international businesses, expand our various sales teams, and grow our global advertising and media businesses.

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General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, as well as fees for professional services that typically relate to legal, tax or accounting engagements.

o	The 7% increase in general and administrative expense in the third quarter was primarily to support the overall growth of our business including information technology efforts as well as costs related to TripAdvisor and our European businesses.

o	We expect general and administrative expense to increase as a percentage of revenue in 2008 compared to 2007.
Technology and Content (non-GAAP)
o	Technology and content expense includes product development expenses principally related to payroll and related expenses, professional fees, licensing costs and software development cost amortization.

o	The 10% increase in technology and content expense in the third quarter was due to increased personnel costs, primarily related to TripAdvisor, as well as an increase in software development cost amortization.

o	Given historical and ongoing investments in our various initiatives, we expect technology and content expense to increase as a percentage of revenue in 2008 compared to 2007.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for restricted stock units (“RSUs”) and stock options. Since February 2003 we have awarded RSUs as our primary form of employee stock-based compensation, and these awards generally vest over five years.

•	Third quarter stock-based compensation expense was $15 million, consisting of $12 million in expense related to RSUs, and $3 million in stock option expense.

•	Third quarter stock-based compensation expense increased $1 million compared to the prior year period due to increased expense related to RSU awards.

•	Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $70 million in 2008.
Other, Net
•	The $23 million Other, net loss primarily relates to $23 million of foreign exchange losses, primarily driven by the loss of $21 million from holding Euros in order to economically hedge the purchase price of an acquisition. The prior year period Other, net loss was $14 million, primarily related to foreign exchange losses.

•	Foreign exchange losses included $0.3 million in the third quarter of 2008 and $1.8 million in the prior year period related to losses from eLong’s U.S. dollar cash position and appreciation in the Chinese Renminbi. These losses are excluded from our calculations of adjusted net income and adjusted EPS.

•	In the third quarter of 2008 we were unable to redeem an $82 million money market investment in the AAA-rated Reserve Primary Fund (the “Fund”) due to the Fund’s inability to honor redemptions related to its holdings of Lehman Brothers debt securities. As a result, we reclassified our holdings in the Fund from Cash and cash equivalents to Prepaid expenses and other assets, and recorded a loss of $1 million in Other, net, representing our anticipated losses in the Fund related to the Lehman securities.

•	During the third quarter of 2008 we began using foreign currency forward contracts for the purpose of economically hedging our foreign currency denominated liabilities. These contracts are typically 30-days in duration and recorded at fair value, with any gains or losses recorded in Other, net. Total losses on these contracts during the third quarter of 2008 were approximately $21 million, which were offset by corresponding gains on our foreign-denominated liabilities, resulting in minimal net impact to Other, net from the use of the forwards.

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Income Taxes
•	The effective tax rates on GAAP pre-tax income were 42.3% for the third quarter of 2008 and 39.8% in the prior year period. The increase in the effective rate was primarily due to higher accruals related to uncertain tax positions and an increase in state income taxes, partially offset by a permanent tax benefit related to the termination of our cross currency swaps in the third quarter of 2008 as compared to the prior year period. The effective tax rate was higher than the 35% federal statutory rate primarily due to state income taxes and accruals related to uncertain tax positions.

•	The effective tax rates on pre-tax adjusted income were 39.6% for the third quarter of 2008 and 38.4% in the prior year period. The increase in the effective rate was primarily due to higher accruals related to uncertain tax positions, partially offset by a permanent tax benefit related to the termination of our cross currency swaps in the third quarter of 2008. The effective tax rate for the third quarter of 2008 was higher than the 35% federal statutory rate primarily due to state income taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in the first nine months of 2008 was $124 million, an increase of $54 million from the prior year primarily due to the impact of new federal regulations regarding the calculation of estimated tax payments. We anticipate meaningfully lower stock-based compensation related tax deductions in 2008 than in 2007, and therefore expect cash tax payments for full year 2008 will increase significantly compared with 2007.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the currencies of the international markets in which we operate. Management believes investors may find it useful to assess growth rates both with and without the impact of foreign exchange.

•	The estimated impact on worldwide and Europe year-on-year growth rates from foreign exchange in the third quarter 2008 was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
		rates excluding	rates from		rates excluding	rates from
		foreign	foreign		foreign	foreign
Three months ended	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
September 30, 2008	rates	movements	movements	rates	movements	movements
Gross Bookings	7.0%	5.1%	1.9%	18.5%	12.9%	5.6%
Revenue	9.7%	7.6%	2.1%	15.7%	9.8%	5.9%
•	The impact of foreign exchange on our cash balances denominated in foreign currency was a negative $49 million in the first nine months of 2008 and a positive $24 million in the prior year period. Both amounts are included in Effect of exchange rate changes on cash and cash equivalents on our statements of cash flows. The decrease year-over-year was due primarily to a significant strengthening of the U.S. dollar versus the British pound and euro during the third quarter of 2008, compounded by higher relative euro cash holdings during the quarter to economically hedge the purchase price of an acquisition.

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Acquisitions
•	The impact of acquisitions on the growth of gross bookings, revenue and OIBA in the third quarter was as follows (some numbers may not add due to rounding):

	Worldwide
			Impact on
		Y/Y growth	Y/Y growth
Three months ended	Y/Y growth	rates excluding	rates from
September 30, 2008	rates	acquisitions	acquisitions
Gross Bookings	7.0%	5.4%	1.6%
Revenue	9.7%	7.1%	2.6%
OIBA	8.5%	4.6%	3.8%
•	During the first nine months of 2008 we paid cash totaling $529 million for acquisitions, including a $93 million earnout payment related to a prior year acquisition.

•	Expedia acquired Virtual Tourist on June 30, 2008; however, the purchase price was paid in cash in early July. In July we entered into an agreement to acquire Venere.com, which closed in the third quarter of 2008.
Adjusted Net Income & Adjusted EPS
•	During the first quarter of 2008, we began to exclude foreign exchange gains or losses on USD cash balances held by eLong from adjusted net income and adjusted EPS, as we expect to use the cash to settle foreseeable USD obligations and commitments. Losses were $0.3 million and $1.8 million for the quarters ended September 30, 2008 and 2007, respectively.
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $667 million at September 30, 2008. This amount includes $7 million in restricted cash and cash equivalents primarily related to merchant air transactions, and $150 million of cash at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.

•	The $33 million increase in cash, cash equivalents and restricted cash for the nine months ended September 30, 2008 principally relates to $561 million in OIBA, $308 million in net benefit from changes in operating assets and liabilities and net debt proceeds of $57 million, partially offset by $529 million in acquisitions, $173 million in cash payments related to taxes and interest expense, $119 million of capital expenditures, and $80 million in Reserve Primary Fund holdings discussed above.
Accounts Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertising partners as well as receivables related to agency transactions including those due from airlines and GDS partners.

•	Accounts receivable increased $83 million from December 31, 2007 primarily due to the overall growth of the business and receivable balances associated with acquired companies.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $33 million increase in prepaid merchant bookings from December 31, 2007 is due to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets have historically been composed of prepaid marketing, prepaid credit card merchant fees, prepaid license and maintenance agreements, and prepaid insurance.

•	Prepaid expenses and other current assets at September 30, 2008 also include $80 million in amounts due from the Reserve Primary Fund, net of a $1 million allowance for our share of estimated losses related to the Fund’s Lehman Brothers’ debt securities. The Fund announced it intends to make a cash distribution for approximately half of our investment by October 31, 2008, and intends to distribute the remainder through a combination of

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maturing debt securities and secondary market transactions. The amounts and timing of these subsequent distributions has not been determined.

•	Prepaid expenses and other current assets increased $91 million primarily due to reclassification of the Fund described above.
Property and equipment, net
•	Property and equipment, net includes capitalized software development costs, computer equipment, furniture and other equipment and leasehold improvements.

•	The $63 million increase in property and equipment, net from December 31, 2007, includes $67 million for capitalized software development costs and computer equipment, $45 million in expenditures related to furniture and other equipment and leasehold improvements, and $5 million related to property and equipment of acquired companies, partially offset by $54 million of depreciation.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, equity investments, capitalized debt issuance costs, and until the current quarter, collateral deposits related to our cross-currency swap agreements.

•	The $11 million decrease in long-term investments and other assets from December 31, 2007, includes a $21 million decrease in collateral deposits related to our cross-currency swap agreements described below. This decrease was partially offset by increases in VAT taxes receivable associated with acquired companies.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of hotels.com, Expedia.com, and Hotwire.com®.

•	$912 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks.

•	$163 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $16 million for the third quarter 2008 compared with $19 million for the prior year period. This decrease was primarily due to completed amortization of intangible assets associated with supplier relationships and technology, partially offset by increased amortization from new business acquisitions. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $15 million for the remainder of 2008 and $39 million in 2009.

•	Goodwill and intangible assets, net increased $402 million related to the various acquisitions described above.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables and accrued expenses related to the day-to-day operations of our business.

•	Accounts payable, other increased $50 million from December 31, 2007 primarily due to an increase in accrued marketing expenses to support our various businesses, as well as payable balances associated with acquired companies.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there has historically been a significant period of time from the receipt of cash from our travelers to supplier payment.

•	For the nine months ended September 30, 2008, the change in deferred merchant booking and accounts payable, merchant contributed $300 million to net cash provided by operating activities, primarily related to growth in our merchant hotel business. The contribution to cash from operating activities from deferred merchant bookings and accounts payable merchant declined by $273 million for the nine months ended September 30, 2008 compared to

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2007 primarily as a result of slower growth in the merchant hotel business late in the third quarter of 2008 and to a lesser extent faster hotelier payment processing.
Accrued Expenses and Other Current Liabilities
•	Accrued expenses and other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, and accrued interest related to our various debt instruments.

•	Accrued expenses and other current liabilities decreased $77 million from December 31, 2007 primarily due to an earn-out payment related to a prior-year acquisition, the payout of annual bonuses in the first quarter and settlement of the Ask Derivative liability. These amounts were partially offset by current year bonus accruals and other accrued expenses.
Ask Derivative Liability
•	In connection with IAC/InterActiveCorp’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of our spin-off from IAC. During the second quarter of 2008 the remaining Ask Notes were converted and there are now no Ask Notes outstanding.

•	Any prior period gains or losses were recorded in Other, net on our consolidated statements of income and have been excluded from both our OIBA and adjusted net income calculations for comparable periods.

•	The liability associated with the Ask Notes was included in Other long-term liabilities prior to June 1, 2007, and in Other current liabilities subsequent to June 1, 2007 until the final notes were converted.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010, of which we had $250 million outstanding as of September 30, 2008.

•	Outstanding borrowings under the facility bear interest based on our financial leverage, which based on our September 30, 2008 financials equates to a base rate plus 75 basis points. At our discretion we can choose a base rate equal to (1) the greater of the Prime Rate or the Federal Funds Rate plus 50 basis points or (2) various LIBOR durations.

•	Outstanding letters of credit as of September 30, 2008 were $63 million, which when combined with our $250 million in outstanding borrowings reduces our total remaining borrowing capacity under the facility to $687 million.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes due 2018 (the “7.456% Notes”) and $400 million in 8.5% Notes due 2016 (the “8.5% notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders, and we may redeem the 7.456% Notes at any time at our option subject to a Treasury + 37.5bps make-whole premium. The 8.5% Notes are non-callable until July 2012, but at any time may be redeemed at our option subject to a Treasury + 50bps make-whole premium. After July 2012 we may call the 8.5% Notes at redemption prices ranging from 104.25% to 100% of the principal.

•	As of September 30, 2008 we were in compliance with the financial covenants under our debt facilities.

•	Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1, beginning with January 1, 2009. Accrued interest related to these notes was $14 million at September 30, 2008 and is classified as accrued expenses and other current liabilities on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities include $216 million in uncertain tax positions recorded under FIN 48, increasing $44 million compared to $172 million at December 31, 2007.

•	As of December 31, 2007, other long-term liabilities included $21 million of derivative liabilities, primarily related to cross-currency swaps designated as cash flow hedges of certain intercompany loans. During the third quarter of 2008 we terminated the swaps for a cost of $17 million and capitalized the related intercompany loans. At the time of termination, $13 million of cash collateral was held by the swap counterparty, resulting in a net

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liability of $4 million. That liability was unpaid as of September 30, 2008, and is classified in accrued expenses and other current liabilities.
Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 58% interest (53% fully-diluted) and results of which are consolidated for all periods presented.

•	During the first quarter of 2008 eLong approved a $20 million share repurchase program. As of August 25, 2008 eLong had repurchased $6.4 million worth of shares, primarily through open market repurchases.
Purchase Obligations and Contractual Commitments
•	At September 30, 2008 we have agreements with certain vendors under which we have future minimum obligations of $20 million for the remainder of 2008 and $12 million in 2009. These minimum obligations for software, loyalty, telecom, marketing agreements and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. $1 million was drawn on the line of credit and no amounts were drawn on the credit facility as of September 30, 2008.

•	We have entered into a lease for new headquarters office space located in Bellevue, Washington for which we began recognizing rent expense in April 2008 in addition to rent expense on our present location. The ten-year term and cash payments related to this lease are expected to begin in November 2008.

•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after September 30, 2008 are $10 million for the remainder of 2008, $46 million for 2009, $44 million for 2010, $42 million for 2011, $40 million for 2012, and $151 million for 2013 and thereafter.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, all of which are owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of October 14, 2008.
Warrants
•	As of September 30, 2008 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $773 million (representing an average of approximately $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in February 2009. There are 0.3 million other warrants outstanding.

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Stock-Based Awards
•	At September 30, 2008 we had 17.8 million stock-based awards outstanding, consisting of 9.1 million RSUs and stock options to purchase 8.7 million common shares with a $25.39 weighted average exercise price and weighted average remaining life of 4.3 years.

•	During the first nine months of 2008 we granted 3.6 million RSUs, primarily related to our annual RSU grant for employees occurring in the first quarter of each year. Net of cancellations, expirations and forfeitures occurring during the first nine months of 2008, RSUs and options outstanding increased by 2.2 million.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the three months ended September 30, 2008 are as follows (in 000’s; some numbers may not add due to rounding):

	3 Months Ended	3 Months Ended
Shares	9.30.08	9.30.07

Basic shares	286,674	292,171

Options	749	9,264
Warrants	3,710	8,528
Derivative liabilities	—	469
RSUs	591	2,324

Fully diluted shares	291,724	312,756
Additional RSUs, Adjusted Income method	8,492	6,159

Adjusted diluted shares	300,216	318,915

•	The decrease in basic, fully diluted and adjusted diluted shares for the third quarter of 2008 compared to the prior year period primarily relates to the completion of our tender offer for 25 million common shares in August 2007 and a decrease in the dilutive effect of warrants and stock-based awards calculated under the treasury method.

•	The maximum possible dilution from various warrant issuances is 34.6 million shares, including 18.4 million shares related to warrants expiring in the first quarter of 2009. As of September 30, 2008, in-the-money warrants expiring in the first quarter of 2009 represented the right to purchase 11.1 million shares, which is significantly higher than the 3.7 million shares represented by warrants above primarily due to offsetting repurchases assumed under the treasury method for diluted share calculations.

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions, except per share amounts)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.

•	“Expedia Worldwide” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and worldwide Egencia businesses, as well as affiliates. “hotels.com Worldwide” gross bookings constitute bookings from all hotels.com-branded properties, including our international sites and affiliates. “Other” gross bookings constitute bookings from Hotwire®, eLong, and all brands other than Expedia Worldwide and hotels.com Worldwide.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2006		2007				2008			Y/Y Growth
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q308	YTD 08

Number of Transactions	10.3	8.8	10.9	11.8	11.9	10.5	12.6	13.0	12.6	6%	10%

Gross Bookings by Segment
North America	$3,104	$2,666	$3,559	$3,723	$3,519	$3,136	$4,087	$4,099	$3,561	1%	9%
Europe	724	613	940	939	1,074	919	1,257	1,223	1,272	18%	27%
Other	365	344	425	466	465	466	559	611	580	25%	29%

Total	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	7%	14%

Gross Bookings by Brand
Expedia Worldwide Sites	$3,300	$2,920	$3,947	$4,034	$3,887	$3,547	$4,631	$4,552	$4,062	5%	12%
hotels.com Worldwide Sites	600	456	612	696	730	579	745	806	795	9%	15%
Other	293	246	365	399	441	396	527	576	555	26%	38%

Total	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	7%	14%

Gross Bookings by Agency/Merchant
Agency	$2,429	$2,213	$2,850	$2,959	$2,808	$2,659	$3,301	$3,357	$3,058	9%	13%
Merchant	1,763	1,410	2,075	2,169	2,249	1,862	2,602	2,576	2,355	5%	16%

Total	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	7%	14%

Revenue by Segment
North America	$450	$379	$406	$505	$534	$452	$494	$556	$569	7%	12%
Europe	134	121	110	145	183	169	146	186	212	16%	24%
Other	30	32	34	39	42	45	47	53	52	24%	32%

Total	$614	$531	$551	$690	$760	$665	$688	$795	$833	10%	16%

Packages Revenue	$125	$107	$111	$132	$140	$128	$125	$137	$133	-5%	3%

TripAdvisor Media Network Revenue *	$27	$25	$43	$51	$58	$50	$72	$79	$85	46%	55%
TripAdvisor Media Network OIBA *	15	16	27	29	27	22	35	45	44	63%	50%

Advertising and Media Revenue (Net)	25	27	37	44	51	51	64	74	79	56%	65%

OIBA by Segment
North America	$204	$172	$164	$227	$239	$192	$195	$248	$264	11%	12%
Europe	48	55	26	43	68	71	30	58	72	5%	17%
Other	(72)	(81)	(85)	(83)	(94)	(97)	(100)	(102)	(105)	12%	17%

Total	$180	$146	$104	$187	$213	$165	$126	$204	$231	8%	11%

Worldwide Merchant Hotel
Room Nights	10.9	8.6	8.3	11.0	12.7	10.2	10.2	12.5	14.6	15%	16%
Room Night Growth	11%	7%	3%	10%	16%	18%	23%	13%	15%	15%	16%
ADR Growth	4%	8%	9%	6%	6%	7%	3%	1%	-1%	-1%	1%
Revenue per Night Growth	3%	7%	13%	4%	5%	4%	-1%	-2%	-6%	-6%	-4%
Revenue Growth	14%	15%	17%	14%	22%	23%	22%	10%	7%	7%	12%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-7%	1%	5%	14%	15%	15%	11%	4%	-5%	-5%	4%
Airfare Growth	11%	3%	1%	-3%	2%	9%	8%	12%	11%	11%	10%
Revenue per Ticket Growth	-17%	-14%	-20%	-18%	-5%	-2%	6%	9%	-2%	-2%	4%
Revenue Growth	-23%	-14%	-16%	-7%	9%	13%	18%	14%	-7%	-7%	8%

*	TripAdvisor Media Network Revenue and OIBA include intercompany amounts.

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Notes & Definitions:
Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
North America – Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America, as well as 100% of results from TripAdvisor Media Network.
Europe – Reflects results for travel products and services provided through localized Expedia websites in Austria, Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of hotels.com in various European countries. Also includes Venere which was acquired in September 2008.
Other – Includes Egencia, Asia Pacific and unallocated corporate functions and expenses.
TripAdvisor Media Network – Revenue and OIBA before inter-company eliminations include Expedia, Inc. expenditures on TripAdvisor sites, recorded at market-comparable rates.
Merchant Hotel Room Nights – Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, (2) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (3) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation (including internal-use software and website development), which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this performance measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses such as stock-based compensation, and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) stock-based compensation expense, (2) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (3) one-time items, (4) mark to market gains and losses on derivative liabilities, (5) currency gains or losses on U.S. dollar denominated cash equivalents held by eLong, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.

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Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)
OIBA	$230,780	$212,802	$560,690	$504,292
Amortization of intangible assets	(15,827)	(18,613)	(52,538)	(59,312)
Stock-based compensation	(15,367)	(14,417)	(48,027)	(44,249)

Operating income	199,586	179,772	460,125	400,731

Interest expense, net	(12,633)	(1,052)	(24,487)	(4,309)
Other, net	(23,243)	(13,894)	(32,014)	(13,453)
Provision for income taxes	(69,223)	(65,542)	(164,139)	(153,230)
Minority interest in loss of consolidated subsidiaries, net	337	311	2,734	768

Net income	$94,824	$99,595	$242,219	$230,507

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Adjusted Net Income & Adjusted EPS

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
		(in thousands, except per share data)
Net income	$94,824	$99,595	$242,219	$230,507
Amortization of intangible assets	15,827	18,613	52,538	59,312
Stock-based compensation	15,367	14,417	48,027	44,249
Foreign currency loss on U.S. dollar cash balances held by eLong	290	1,836	8,258	5,006
Federal excise tax refunds	—	—	—	(12,058)
Gain (loss) on derivative instruments assumed at Spin-Off	(20)	1,394	(4,600)	5,938
Amortization of intangible assets as part of equity method investments	614	934	1,874	1,485
Minority interest	(249)	(913)	(3,712)	(2,702)
Provision for income taxes	(8,306)	(11,943)	(34,416)	(33,358)

Adjusted net income	$118,347	$123,933	$310,188	$298,379

GAAP diluted weighted average shares outstanding	291,724	312,756	293,256	318,848
Additional restricted stock units	8,492	6,159	8,024	6,403

Adjusted weighted average shares outstanding	300,216	318,915	301,280	325,251

Diluted earnings per share	$0.33	$0.32	$0.83	$0.72

Adjusted earnings per share	$0.39	$0.39	$1.03	$0.92

Free Cash Flow

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
		(in thousands)
Net cash provided by operating activities	$(103,525)	$42,743	$767,529	$965,356
Less: capital expenditures	(48,251)	(18,646)	(118,984)	(57,620)

Free cash flow	$(151,776)	$24,097	$648,545	$907,736

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands)
Cost of revenue	$177,001	$151,053	$497,818	$415,997
Less: stock-based compensation	(510)	(550)	(1,754)	(2,079)

Cost of revenue excluding stock-based compensation	$176,491	$150,503	$496,064	$413,918

Selling and marketing expense	$298,858	$279,341	$885,530	$757,514
Less: stock-based compensation	(2,541)	(2,729)	(9,116)	(8,768)

Selling and marketing expense excluding stock-based compensation	$296,317	$276,612	$876,414	$748,746

General and administrative expense	$90,585	$83,365	$263,665	$235,261
Less: stock-based compensation	(9,235)	(7,683)	(26,203)	(22,356)

General and administrative expense excluding stock-based compensation	$81,350	$75,682	$237,462	$212,905

Technology and content expense	$51,480	$47,452	$156,526	$131,215
Less: stock-based compensation	(3,081)	(3,455)	(10,954)	(11,046)

Technology and content expense excluding stock-based compensation	$48,399	$43,997	$145,572	$120,169

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Conference Call
Expedia, Inc. will audiocast a conference call to discuss third quarter 2008 financial results and certain forward-looking information on Thursday, October 30, 2008 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 30, 2008 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by, adverse weather, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements included in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides in-destination concierge service and activity desks for travelers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Egencia™ (formerly Expedia Corporate Travel), TripAdvisor®, Expedia Local Expert™, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 60 global points of sale in more than 40 countries, with sites in North America, South America, Latin America, Europe, Middle East, Africa and Asia Pacific. Expedia, Inc. is a component of the S&P 500 index. For more information, visit www.expediainc.com/(NASDAQ:EXPE).
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© 2008 Expedia, Inc. All rights reserved. CST: 2029030-40

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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